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Exhibit 3.4

AMENDMENT NO. 2 TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PACIFIC ENERGY PARTNERS, L.P.

        This Amendment No. 2 (this "Amendment No. 2") to the First Amended and Restated Agreement of Limited Partnership of Pacific Energy Partners, L.P. (the "Partnership"), as amended by Amendment No. 1, effective as of August 1, 2003 (the "Partnership Agreement"), is entered into effective as of January 27, 2004, by Pacific Energy GP, Inc., a Delaware corporation, as general partner of the Partnership (the "General Partner"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

        WHEREAS, the General Partner, the Organizational Limited Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 26, 2002;

        WHEREAS, the General Partner adopted Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership effective as of August 1, 2003;

        WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests) in any material respect;

        WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

        NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

        Section 1. Amendment.

          Section 5.7(b) is hereby amended and restated as follows:

          (b)   During the Subordination Period, the Partnership may also issue an unlimited number of Parity Units without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 850 days of completion of an Acquisition or Commencement of Commercial Service of a Capital Improvement, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired (or in the case of a Capital Improvement, Commenced Commercial Service) by the Partnership as of the date that is one year prior to the first day of the Quarter in which the Partnership completed such Acquisition or such Capital Improvement Commenced Commercial Service ("One Year Test Period"), would have resulted, on a pro forma or estimated pro forma basis, as applicable, in an increase in:

              (A)  the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period, on a pro forma or estimated pro forma basis, as applicable, as compared to

              (B)  the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period.

    The preceding calculation is referred to in this Section 5.7(b) as the "Accretion Test." The amount of Adjusted Operating Surplus in clause (A) of the Accretion Test shall be calculated on a pro forma or estimated pro forma basis, as applicable, as described below. The General Partner's good faith determination that such an increase would have resulted from such Acquisition or Capital Improvement shall be conclusive.

    The following shall apply with respect to the foregoing provisions of Section 5.7(b):

    (i)
    With respect to an Acquisition or a Capital Improvement, the amount of Adjusted Operating Surplus in clause (A) of the Accretion Test shall be determined on a pro forma or estimated pro forma basis, as applicable, assuming:

    (1)
    All of the Parity Units to be issued in connection with or within 850 days of completion of such Acquisition or Commencement of Commercial Service of such Capital Improvement had been issued and outstanding as of the commencement of such One Year Test Period; and

    (2)
    All indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of the One Year Test Period.

    (ii)
    With respect to an Acquisition or a Capital Improvement, the number of Units, excluding any Parity Units to be issued in connection with or within 850 days of the completion of such Acquisition or the Commencement of Commercial Service of such Capital Improvement, deemed to be Outstanding for the purpose of calculating the amount of Adjusted Operating Surplus in clause (A) and clause (B) of the Accretion Test shall be the weighted average number of Units Outstanding during the One Year Test Period.

    (iii)
    With respect to an Acquisition (in addition to the provisions of clauses (i) and (ii) above):

    (1)
    If financial statements are required to be furnished with respect to such Acquisition pursuant to Regulation S-X under the Securities Exchange Act of 1934, then the amount of Adjusted Operating Surplus in clause (A) of the Accretion Test shall be determined on a pro forma basis with the following adjustments: (A) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets; and (B) the non-personnel costs and expenses that would have been incurred by the Partnership in the operation of the acquired assets are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities or, if there are no such similarly situated facilities, as estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable.

    (2)
    If no financial statements are required to be furnished with respect to such Acquisition pursuant to Regulation S-X under the Securities Exchange Act of 1934, then the amount of Adjusted Operating Surplus in clause (A) of the Accretion Test attributable to such Acquisition shall be estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable.

    (3)
    Notwithstanding the above, if the General Partner determines, on or prior to the completion of an Acquisition, to promptly commence a Capital Improvement to materially improve the Adjusted Operating Surplus generated by such prospective Acquisition and completes such Capital Improvement, then the General Partner may, at its option, treat such Acquisition and the related Capital Improvement as a single transaction treated as a Capital Improvement for the purposes of this Section 5.7(b).

    (4)
    In determining Adjusted Operating Surplus attributable to an Acquisition treated as a Capital Improvement pursuant to clause (iii)(3) above, there shall be excluded from the amount in clause (B) of the Accretion Test (i) any Operating Surplus attributable to such Capital Improvement (regardless of whether such Operating Surplus is positive or negative), and (ii) for the purpose of calculating the number of outstanding Units, any Units issued to finance the Capital Improvement.

    (iv)
    With respect to a Capital Improvement (in addition to the provisions of clauses (i) and (ii) above):

    (1)
    The amount of Adjusted Operating Surplus in clause (A) of the Accretion Test attributable to such Capital Improvement shall be estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable.

    (2)
    In determining Adjusted Operating Surplus attributable to such Capital Improvement, there shall be excluded from the amount in clause (B) of the Accretion Test (i) any Operating Surplus attributable to such Capital Improvement (regardless of whether such Operating Surplus is positive or negative), and (ii) for the purpose of calculating the number of outstanding Units, any Units issued to finance the Capital Improvement.

    (v)
    For the purposes of this Section 5.7(b):

    (1)
    The term "debt" shall be deemed to include the indebtedness used to extend, refinance, renew, replace or defease debt originally incurred in connection with an Acquisition or a Capital Improvement; provided, that, the amount of such extended, refinanced, renewed, replaced or defeased indebtedness does not exceed the principal sum of, plus accrued interest on, the indebtedness so extended, refinanced, renewed, replaced or defeased.

    (2)
    The terms "Commenced Commercial Service" or "Commencement of Commercial Service" shall mean the date a Capital Improvement is first put into service following completion of construction and testing.

        Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

        Section 3. Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

[The Remainder Of This Page Is Intentionally Blank]

        IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 2 as of the date first set forth above.

GENERAL PARTNER:
PACIFIC ENERGY GP, INC.
By:	/s/ IRVIN TOOLE, JR. Irvin Toole, Jr. President and Chief Executive Officer

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  Exhibit 3.4